UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 25, 2006

MGCC INVESTMENT STRATEGIES INC.
(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 56 Lingxi Street
Taihe District
Jinzhou City, Liaoning
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 0416-5186632
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Credit Facility Agreement

On August 21, 2006, Jinzhou Halla Electrical Equipment Co., Ltd. (“Halla”), a wholly-owned subsidiary of MGCC Investment Strategies Inc. (the “Company”), entered into a Credit Facility Agreement (the “Credit Facility Agreement”) with the Bank of China Jinzhou Tiebei branch (the “Bank”) pursuant to which the Bank has agreed to provide Halla a RMB 80 million (approximately US$10 million) revolving credit facility. The Credit Facility Agreement permits Halla to request loans under the line of credit facility until August 8, 2007 and may be renewed upon the Bank’s approval of Halla’s application for such renewal. A separate agreement will be entered into each time advances are made pursuant to the Credit Facility Agreement. The interest rate on amounts drawn under the line of credit will be established at the time each advance is made under the line of credit. The date of repayment of the principal and interest advanced under the line of credit likewise will be established at the time amounts are advanced. Halla’s obligations under the Credit Facility Agreement will be secured by a mortgage on Halla’s property.

Share Purchase Agreement

On August 23, 2006, the Company’s wholly owned subsidiary, Wonder Auto Limited (“Wonder”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Winning International Development Limited (“Winning”), a British Virgin Islands corporation, which holds 50% of the total shares of Jinzhou Dong Woo Precision Co. Ltd. (“Dong Woo”). Dong Woo is a supplier of raw materials to Wonder.

Pursuant to the Share Purchase Agreement, Winning will sell all of its shares of Dong Woo, representing 50% of the total shares of Dong Woo, to Wonder in exchange for a cash payment in the amount of US$ 4.85 million (the “Purchase Price”), US$2.42 million of which will be paid within one month after the signing of the Share Purchase Agreement and the remaining US$2.43 million will be paid within 5 days after the confirmation by Wonder that Dong Woo attains a net income of no less than RMB13 million for the fiscal year of 2006. If Dong Woo fails to attain a net income of RMB 13 million, Wonder is entitled to deduct the Purchase Price proportionately with the amount of the unfulfilled net profit. Wonder will have all the rights as a shareholder of Dong Woo with respect to the shares covered by the Share Purchase Agreement as of the signing date of the Share Purchase Agreement.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Credit Facility Agreement, the Share Purchase Agreement or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Credit Facility Agreement and the Share Purchase Agreement attached hereto as Exhibits 10.1 and 10.2.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above in Item 1.01 with respect to Credit Facility Agreement is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Credit Facility Agreement, dated August 21, 2006, by and between Jinzhou Halla Electrical Equipment Co., Ltd. and the Bank of China Jinzhou Tiebei branch.

Exhibit 10.2	Share Purchase Agreement, dated August 23, 2006, by and between Wonder Auto Limited and Winning International Development Limited.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGCC Investment Strategies Inc.

Date: August 25, 2006

/s/ Qingjie Zhao
Chief Executive Officer